Registration No. 333-119477

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BWC Financial Corp.

(Exact name of registrant as specified in its charter)

California	94-2876448
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Civic Drive,

Walnut Creek, CA 94596

(Address of principal executive offices)

BANK OF WALNUT CREEK

EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

(Full title of plan)

Edward J. Dobranski, Esq.

General Counsel

First Republic Bank

111 Pine Street, 2nd Floor

San Francisco, California 94111

(415) 392-1400

(Name, address and telephone number,

including area code, of agent for service)

Copies to:

Laura Sizemore, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

EXPLANATORY NOTE

On October 12, 2006, First Republic Bank (“First Republic”) completed the merger (the “Merger”) of BWC Financial Corp. (the “Company”) and its wholly-owned subsidiary, Bank of Walnut Creek (the “Bank”), with and into First Republic, pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of May 20, 2006 (the “Merger Agreement”), among such parties. As a result of the Merger, First Republic is the surviving entity and the successor in interest by merger to the Company.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed by First Republic as successor in interest by merger to the Company, in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (File No. 333-119477) filed on October 1, 2004 with the Securities and Exchange Commission (the “Registration Statement”), of the Company registering 500,000 common shares, no par value per share, of the Company to be issued in respect of, and an indeterminate amount of interests in, the Bank of Walnut Creek Employee Stock Ownership and Savings Plan (the “Plan”). Effective August 1, 2006 the Company ceased to invest any Plan participant’s 401(k) salary deferral contributions or the Company’s matching contributions in Company stock and effective October 16, 2006 the plan was terminated.

As a result of the amendment of the Plan, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company and the Plan hereby remove from registration the common shares of the Company and the interests in the Plan that were registered but unsold under the Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on the 22nd day of June, 2007.

FIRST REPUBLIC BANK
(as successor by merger to BWC Financial Corp.)

By	/s/ Willis H. Newton, Jr.
Name: Willis H. Newton, Jr.
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Herbert, II, Katherine August-deWilde and Willis H. Newton, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and to execute any and all instruments which they and each of them may deem necessary or advisable to enable First Republic Bank (the “Bank”) to comply with the Securities Act of 1933, as amended (the “Act”), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with this Post-Effective Amendment No. 1 to Form S-8, including power and authority to sign his or her name in any and all capacities (including his or her capacity as a Director and/or Officer and/or U.S. Representative of the Bank) to such post-effective amendment, and to any and all amendments to such post-effective amendment, and to any and all instruments or documents filed as part of or in connection with such post-effective amendment or any amendments thereto; and the undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Roger O. Walther	Chairman of the Board	June 22, 2007
(ROGER O. WALTHER)

/s/ James H. Herbert, II	President, Chief Executive Officer	June 22, 2007
(JAMES H. HERBERT, II)	and Director

/s/ Katherine August-deWilde	Executive Vice President, Chief	June 22, 2007
(KATHERINE AUGUST-DEWILDE)	Operating Officer and Director

/s/ Willis H. Newton, Jr.	Executive Vice President and Chief	June 22, 2007
(WILLIS H. NEWTON, JR.)	Financial Officer (Principal Financial Officer)

/s/ James J. Baumberger	Senior Consultant and Director	June 22, 2007
(JAMES J. BAUMBERGER)

Signatures	Title	Date

/s/ Ignacio Alferos, Jr.	Senior Vice President and	June 22, 2007
(IGNACIO ALFEROS, JR.)	Controller (Principal Accounting Officer)

/s/ Thomas J. Barrack, Jr.	Director	June 22, 2007
(THOMAS J. BARRACK, JR.)

/s/ James P. Conn	Director	June 22, 2007
(JAMES P. CONN)

/s/ Frank J. Fahrenkopf, Jr.	Director	June 22, 2007
(FRANK J. FAHRENKOPF, JR.)

/s/ L. Martin Gibbs	Director	June 22, 2007
(L. MARTIN GIBBS)

/s/ Pamela J. Joyner	Director	June 22, 2007
(PAMELA J. JOYNER)

/s/ Jody S. Lindell	Director	June 22, 2007
(JODY S. LINDELL)

/s/ Charles V. Moore	Director	June 22, 2007
(CHARLES V. MOORE)

/s/ George G.C. Parker	Director	June 22, 2007
(GEORGE G.C. PARKER)

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, First Republic Bank, as Administrator of the Bank of Walnut Creek Employee Stock Ownership and Savings Plan, has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 22nd day of June, 2007.

BANK OF WALNUT CREEK EMPLOYEE STOCK OWNERSHIP AND SAVINGS PLAN

By:	First Republic Bank, as Plan Administrator

	By:	/s/ Willis H. Newton, Jr.
	Name:	Willis H. Newton, Jr.
	Title:	Executive Vice President and Chief Financial Officer